Exhibit 12.1

FORM OF OPINION

October 26, 2026

Board of Directors

Limitless X Holdings Inc.

9777 Wilshire Blvd., Suite 400,

Beverly Hills, CA 90212

To the Board of Directors:

We have acted as counsel to Limitless X Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s offering statement on Form 1-A (File No. 024-12800), initially filed with the SEC on August 6, 2026, as amended by Amendment No. 1 thereto filed with the SEC on September 30, 2026, and Amendment No. 2 thereto filed with the SEC on October 26, 2026 (as so amended, the “Offering Statement”). The Offering Statement covers the contemplated sale of up to 20,000,000 units (the “Units”), each Unit consisting of one share of the Company’s Class F Convertible Preferred Stock and one warrant to purchase one share of the Company’s Common Stock (the “Warrants”).

In connection with this opinion, we have examined instruments, documents, certificates, and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed including, but not limited to, (1) the Offering Statement and the exhibits thereto, (2) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, including by the certificates referred to in clauses (3) through (5) below (the “A&R Certificate of Incorporation”), (3) the Certificate of Designation of Class B Convertible Preferred Stock, as amended to date, including by the Certificate of Amendment thereto filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on, and effective as of, October 19, 2026, (4) the Second Amended and Restated Certificate of Designation of Class C Convertible Preferred Stock, as amended to date, including by the Certificate of Amendment thereto filed with the Delaware Secretary of State on October 20, 2026 and effective as of October 19, 2026, (5) the Certificate of Designations of Class F Convertible Preferred Stock filed with the Delaware Secretary of State on October 20, 2026 and effective as of October 19, 2026 (the “Class F Certificate of Designations”), (6) the Company’s bylaws, as amended to date, (7) the joint written consent of the Company’s Board of Directors and the holders of the Company’s Class C Convertible Preferred Stock effective October 13, 2026, and (8) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein.

In rendering these opinions, we have assumed: (a) the genuineness and authenticity of all signatures on original documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); and (b) that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (d) that the Units will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Offering Statement.

Based upon and subject to the foregoing, we are of the opinion that (i) the Units, when issued against payment therefor as described in the Offering Statement, will be duly authorized, validly issued and fully paid; (ii) the 20,000,000 shares of Class F Convertible Preferred Stock included in the Units, when issued against payment therefor as described in the Offering Statement, will be validly issued, fully paid and non-assessable; (iii) the 20,000,000 Warrants included in the Units, when issued against payment therefor as described in the Offering Statement, will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and general principles of equity; and (iv) the 20,000,000 shares of Common Stock issuable upon conversion of the Class F Convertible Preferred Stock, when issued against payment therefor as described in the Offering Statement, will be validly issued, fully paid and non-assessable. The 20,000,000 shares of Common Stock issuable upon exercise of the Warrants are not covered by this opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Offering Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Fox Rothschild LLP
Fox Rothschild LLP